UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 5, 2016 (May 2, 2016)

Springleaf Finance Corporation

(Exact name of registrant as specified in its charter)

Indiana	001-06155	35-0416090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 N.W. Second Street, Evansville, Indiana 47708
(Address of principal executive offices)(Zip Code)
(812) 424-8031
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

SALE OF BRANCHES TO LENDMARK

On May 2, 2016, pursuant to the Purchase and Sale Agreement, dated as of November 12, 2015, by and between OneMain Holdings, Inc. (“OMH”), certain subsidiaries of Springleaf Finance Corporation (the “Company,” “we,” “us,” or “our”) and Lendmark Financial Services, LLC (“Lendmark”) and as required by the previously disclosed DOJ Settlement Agreement, we completed the sale of 127 Springleaf Financial branches and, subject to certain exclusions, the associated personal loans issued to customers of such branches, fixed non-information technology assets and certain other tangible personal property located in such branches to Lendmark for an aggregate cash purchase price of $624 million. Such sale was effective as of April 30, 2016, and included the sale to Lendmark of personal loans with an unpaid principal balance as of March 31, 2016, of $600 million. OMH has entered into a Transition Services Agreement with Lendmark and OMH’s and our activities will remain subject to the oversight of the Monitoring Trustee appointed by the Court pursuant to the DOJ Settlement Agreement until the expiration of the Transition Services Agreement. Although we and OMH continue to take such steps as we believe are necessary to comply with the terms of the DOJ Settlement Agreement, no assurance can be given that we will not incur fines or penalties associated with OMH’s or our activities pursuant to the Transition Services Agreement or OMH’s or our efforts to comply with the terms of the DOJ Settlement Agreement.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro forma financial information.
The following unaudited pro forma condensed consolidated financial information of the Company giving effect to the Sale is being filed as Exhibit 99.1 of this Form 8-K and is incorporated herein by reference:
Pro Forma Condensed Consolidated Balance Sheet Information (Unaudited) as of December 31, 2015;
Pro Forma Condensed Consolidated Statement of Operations Information (Unaudited) for the Year Ended December 31, 2015.
(d)    Exhibits.

Exhibit Number	Description
99.1	Pro Forma Condensed Consolidated Financial Information (Unaudited).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGLEAF FINANCE CORPORATION
(Registrant)

Date:	May 5, 2016	By:	/s/ Micah R. Conrad
Micah R. Conrad
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Pro Forma Condensed Consolidated Financial Information (Unaudited).